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                          POTTERS FINANCIAL CORPORATION

                                   EXHIBIT 11

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                           Quarter ended
                                                             March 31,
                                                           -------------
                                                     1999                1998 (1)
                                                     ----                ----
Net income for basic and diluted                  $  344,000          $  222,000
                                                  ==========          ==========

Average basic shares outstanding                     972,420           1,029,828

Add:  Effect of stock options                         32,188              36,071
                                                  ----------          ----------

Average diluted shares outstanding                 1,004,608           1,065,899
                                                  ==========          ==========

Basic earnings per common share                   $     0.35          $     0.22
                                                  ==========          ==========

Diluted earnings per common share                 $     0.34          $     0.21
                                                  ==========          ==========

(1)  Restated to reflect the 10% stock dividend effective March 1999.